Exhibit 99.1

Bogota Financial Corp. Reports Results for the
Three and Nine Months Ended September 30, 2025

NEWS PROVIDED BY Bogota Financial Corp.

Teaneck, New Jersey, November 3, 2025 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended September 30, 2025 of $455,000, or $0.04 per basic and diluted share, compared to a net loss of $367,000, or $0.03 per basic and diluted share, for the comparable prior year period. The Company reported net income for the nine months ended September 30, 2025 of $1.4 million, or $0.11 per basic and diluted share, compared to a net loss of $1.2 million, or $0.10 per basic and diluted share, for the comparable prior year period. Income for the nine months ended September 30, 2025 included a one-time death benefit from a bank-owned life insurance policy related to a former employee of approximately $543,000.

On August 12, 2025, the Company announced it had received regulatory approval for the repurchase of up to 237,590 shares of its common stock, or approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). The repurchase program does not have a scheduled expiration date and the Board of Directors has the right to suspend or discontinue the program at any time. As of September 30, 2025, 4,821 shares have been repurchased pursuant to the program at a cost of $42,000.

Other Financial Highlights:

●
Total assets decreased $45.7 million, or 4.7%, to $925.8 million at September 30, 2025 from $971.5 million at December 31, 2024, due largely to a decrease in cash and cash equivalents and loans, offset by an increase in securities.

●
Cash and cash equivalents decreased $21.0 million, or 40.2%, to $31.2 million at September 30, 2025 from $52.2 million at December 31, 2024 as excess funds were used to pay down borrowings and to purchase securities.

●	Securities increased $20.4 million, or 14.6%, to $160.7 million at September 30, 2025 from $140.3 million at December 31, 2024 due to purchases of mortgage-backed securities and corporate bonds.

●
Net loans decreased $42.5 million, or 6.0%, to $669.2 million at September 30, 2025 from $711.7 million at December 31, 2024, primarily due to decreases in residential mortgages and construction loans.

●
Total deposits at September 30, 2025 were $646.8 million, increasing $4.6 million, or 0.7%, compared to $642.2 million at December 31, 2024, due to a $9.3 million increase in certificates of deposit and a $5.7 million increase in savings accounts. The increases were offset by a $3.6 million decrease in money market accounts, a $3.4 million decrease in noninterest bearing accounts and a $3.4 million decrease in NOW accounts. The average rate on deposits decreased 26 basis points to 3.69% for the first three quarters of 2025 from 3.95% from comparable period a year ago, which was due to lower interest rates and average balances of certificates of deposit.

●
Federal Home Loan Bank advances decreased $52.8 million, or 30.6% to $119.4 million at September 30, 2025 from $172.2 million as of December 31, 2024.  The decrease in borrowings was largely attributable to advances that were paid down during the nine months ended September 30, 2025.

Kevin Pace, President and Chief Executive Officer, said “Our third quarter results reflect our continued resilience despite a challenging interest rate environment. We continue to focus on growth in our commercial portfolio and maintaining high quality credit. Improved core deposit relationships and maintaining exceptional customer service remain a focal point.”

“We recently received regulatory approval for our sixth stock buyback program. As we move into the final quarter of 2025, we remain focused on sustainable growth, operational efficiency and delivering long-term value for our customers and shareholders."

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended September 30, 2025 and September 30, 2024

Net income increased $822,000 to $455,000 for the three months ended September 30, 2025 from a net loss of $367,000 for the three months ended September 30, 2024. This increase was primarily due to an increase of $1.2 million in net interest income, partially offset by a decrease of $326,000 in income tax benefit.

Interest income increased $8,000, or 0.1%, and was $10.6 million for the three months ended September 30, 2024 and September 30, 2025.

Interest income on cash and cash equivalents increased $41,000, or 29.7%, to $179,000 for the three months ended September 30, 2025 from $138,000 for the three months ended September 30, 2024 due to a $6.5 million increase in the average balance to $16.7 million for the three months ended September 30, 2025 from $10.2 million for the three months ended September 30, 2024, reflecting loan repayments, which were offset by a reduction of borrowings.  This was offset by a 112-basis point decrease in the average yield from 5.39% for the three months ended September 30, 2024 to 4.27% for the three months ended September 30, 2025 due to the lower interest rate environment.

Interest income on loans decreased $168,000, or 2.0%, as a $28.6 million decrease in the average balance of loans was offset by an eight basis point increase in the yield.

Interest income on securities increased $206,000, or 10.9%, due to a 141-basis point increase in the average yield offset by a $33.3 million decrease in the average balance. The changes in the yield and average balance reflect that, in the fourth quarter of 2024, the Company sold approximately $66.0 million in amortized cost ($57.1 million in market value) of securities with a weighted average yield of 1.89% and reinvested $32.7 million of those proceeds into securities with a weighted average yield of 5.60%.

Interest expense decreased $1.2 million, or 15.4%, from $8.0 million for the three months ended September 30, 2024 to $6.7 million for the three months ended September 30, 2025 due to lower costs on deposits and lower balances on borrowings. During the three months ended September 30, 2025, the use of hedges reduced the interest expense on the Federal Home Loan Bank advances and brokered deposits by $205,000. At September 30, 2025, cash flow hedges used to manage interest rate risk had a notional value of $85.0 million, while fair value hedges totaled $60.0 million in notional value.

Interest expense on interest-bearing deposits decreased $535,000, or 8.7%, to $5.6 million for the three months ended September 30, 2025 from $6.2 million for the three months ended September 30, 2024. The decrease was due to a 46-basis point decrease in the average cost of deposits to 3.58% for the three months ended September 30, 2025 from 4.04% for the three months ended September 30, 2024. The decrease in the average cost of deposits was due to the lower interest rate environment and a decrease in the rate paid on certificates of deposit offset by an increase in the rate paid on transactional accounts. Our rates on certificates of deposit decreased 61 basis points to 3.89% for the three months ended September 30, 2025 from 4.50% for the three months ended September 30, 2024, while the average balances of certificates of deposit increased $5.4 million to $502.7 million for the three months ended September 30, 2025 from $497.3 million for the three months ended September 30, 2024. The average balance of NOW/money market accounts and savings accounts increased $4.9 million and $6.4 million for the three months ended September 30, 2025, respectively, compared to the three months ended September 30, 2024.

Interest expense on Federal Home Loan Bank advances decreased $694,000, or 38.5%, from $1.8 million for the three months ended September 30, 2024 to $1.1 million for the three months ended September 30, 2025. The decrease was primarily due to a decrease in the average balance of $80.8 million to $116.1 million for the three months ended September 30, 2025 from $196.9 million for the three months ended September 30, 2024.  The decrease was offset by an increase in the average cost of borrowings of 15 basis points to 3.79% for the three months ended September 30, 2025 from 3.64% for the three months ended September 30, 2024 due to the new borrowings being shorter durations at higher rates.

Net interest income increased $1.2 million, or 46.6%, to $3.9 million for the three months ended September 30, 2025 from $2.7 million for the three months ended September 30, 2024.  The increase reflected a 64-basis point increase in our net interest rate spread to 1.30% for the three months ended September 30, 2025 from 0.66% for the three months ended September 30, 2024. Our net interest margin increased 65 basis points to 1.80% for the three months ended September 30, 2025 from 1.15% for the three months ended September 30, 2024.

We recorded a $50,000 recovery of credit losses for the three months ended September 30, 2025 compared to no provision for credit losses for the three months ended September 30, 2024 due to lower loan balances and commitments.

Non-interest income decreased $6,000, or 1.8%, to $321,000 for the three months ended September 30, 2025 from $327,000 for the three months ended September 30, 2024 due to the gain on sale of loans of $12,000 in 2024.

For the three months ended September 30, 2025, non-interest expense increased $133,000, or 3.7%, over the comparable 2024 period. Professional fees increased $113,000, or 45.6%, due to an increase in legal and consulting fees. Occupancy and equipment costs increased $259,000, or 68.0%, as a result of the lease-buyback transaction completed in the fourth quarter of 2024, which resulted in increased lease expense going forward. These increases were offset by a $79,000, or 3.8%, reduction in salaries and employee benefits, which decreased due to lower headcount, a $75,000, or 87.9%, decrease in advertising expenses and a $58,000, or 26.9%, decrease in other non-interest expense.

Income tax expense increased $326,000 to an expense of $73,000 for the three months ended September 30, 2025 from a $253,000 benefit for the three months ended September 30, 2024. The increase was due to an increase of $1.1 million in pre-tax income.

Comparison of Operating Results for the Nine Months Ended September 30, 2025 and September 30, 2024

Net income increased by $2.7 million to net income of $1.4 million for the nine months ended September 30, 2025 from a net loss of $1.2 million for the nine months ended September 30, 2024. This increase was primarily due to an increase of $3.1 million in net interest income and a $200,000 decrease in the provision for credit losses, partially offset by a $478,000 increase in non-interest expense and an increase of $814,000 in income tax expense. Income for the nine months ended September 30, 2025 included a one-time death benefit of approximately $543,000 from a bank-owned life insurance policy related to a former employee.

Interest income increased $900,000, or 2.9%, from $31.2 million for the nine months ended September 30, 2024 to $32.1 million for the nine months ended September 30, 2025 due to higher yields on interest-earning assets, offset by a decrease in the average balance of interest-earning assets.

Interest income on cash and cash equivalents increased $135,000, or 32.5%, to $550,000 for the nine months ended September 30, 2025 from $415,000 for the nine months ended September 30, 2024 due to a $5.3 million increase in the average balance to $14.4 million for the nine months ended September 30, 2025 from $9.1 million for the nine months ended September 30, 2024. This was partially offset by a 100-basis point decrease in the average yield from 6.09% for the nine months ended September 30, 2024 to 5.09% for the nine months ended September 30, 2025, due to the lower interest rate environment.

Interest income on loans increased $221,000, or 0.9%, to $25.1 million for the nine months ended September 30, 2025 compared to $24.9 million for the nine months ended September 30, 2024 due primarily to a 16-basis point increase in the average yield from 4.66% for the nine months ended September 30, 2024 to 4.82% for the nine months ended September 30, 2025, offset by a $16.5 million decrease in the average balance to $695.2 million for the nine months ended September 30, 2025 from $711.7 million for the nine months ended September 30, 2024.

Interest income on securities increased $595,000, or 11.3%, to $5.9 million for the nine months ended September 30, 2025 from $5.3 million for the nine months ended September 30, 2024 primarily due to a 142-basis point increase in the average yield from 3.92% for the nine months ended September 30, 2024 to 5.34% for the nine months ended September 30, 2025, which was offset by a $33.0 million decrease in the average balance to $146.8 million for the nine months ended September 30, 2025 from $179.8 million for the nine months ended September 30, 2024. The decrease in the average balance and the increase in the yield was as a result of the balance sheet restructuring undertaken in the fourth quarter of 2024, where certain lower-yielding securities were sold and a portion of the proceeds were reinvested into higher-yielding securities and all remaining held to maturity securities were reclassified as available for sale.

Interest expense decreased $2.2 million, or 9.7%, from $23.1 million for the nine months ended September 30, 2024 to $20.9 million for the nine months ended September 30, 2025 primarily due to lower average balances on certificates of deposit and borrowings and a lower rate paid on certificates of deposit. During the nine months ended September 30, 2025, the use of hedges reduced the interest expense on the Federal Home Loan Bank advances and brokered deposits by $568,000. At September 30, 2025, cash flow hedges used to manage interest rate risk had a notional value of $85.0 million, while fair value hedges totaled $60.0 million in notional value.

Interest expense on interest-bearing deposits decreased $1.5 million, or 8.0%, to $16.9 million for the nine months ended September 30, 2025 from $18.4 million for the nine months ended September 30, 2024. The decrease was due to a 26-basis point decrease in the average cost of deposits to 3.69% for the nine months ended September 30, 2025 from 3.95% for the nine months ended September 30, 2024.  The decrease in the average cost was driven by a 34-basis point decrease in the average cost of certificates of deposit to 4.05% for the nine months ended September 30, 2025 from 4.39% for the nine months ended September 30, 2024. The decrease in the average cost of deposits was due to the lower interest rate environment and a change in the composition of the deposit portfolio as the average balance of certificates of deposit declined while the average balance of transactional accounts increased. The average balances of certificates of deposit decreased $20.6 million to $489.9 million for the nine months ended September 30, 2025 from $510.5 million for the nine months ended September 30, 2024 while average NOW/money market accounts and savings accounts increased $6.8 million and $4.5 million for the nine months ended September 30, 2025, respectively, compared to the nine months ended September 30, 2024.

Interest expense on Federal Home Loan Bank advances decreased $756,000, or 16.0%. The decrease was primarily due to a decrease in the average balance of $36.9 million to $134.7 million for the nine months ended September 30, 2025 from $171.6 million for the nine months ended September 30, 2024. The decrease was offset by an increase in the average cost of borrowings of 26 basis points to 3.93% for the nine months ended September 30, 2025 from 3.67% for the nine months ended September 30, 2024 due to the new borrowings being for shorter durations at higher rates.

Net interest income increased $3.1 million, or 38.9%, to $11.2 million for the nine months ended September 30, 2025 from $8.1 million for the nine months ended September 30, 2024.  The increase reflected a 53-basis point increase in our net interest rate spread to 1.21% for the nine months ended September 30, 2025 from 0.68% for the nine months ended September 30, 2024. Our net interest margin increased 55 basis points to 1.73% for the nine months ended September 30, 2025 from 1.18% for the nine months ended September 30, 2024.

We recorded a $130,000 recovery of credit losses for the nine months ended September 30, 2025 compared to a $70,000 provision for credit losses for the nine-month period ended September 30, 2024. The decrease in the allowance for credit losses was due to the decrease in loans and held-to-maturity securities.

Non-interest income increased $612,000, or 65.9%, to $1.5 million for the nine months ended September 30, 2025 from $930,000 for the nine months ended September 30, 2024.  Bank-owned life insurance income increased $564,000, or 87.1%, due to a death benefit related to a former employee and higher balances during 2025. In addition to the death benefit, gains on sale of loans also increased by $26,000 when compared to the comparable period in 2024.

For the nine months ended September 30, 2025, non-interest expense increased $478,000, or 4.4%, over the comparable 2024 period. Professional fees increased $250,000, or 36.7%, due to higher legal and consulting expense. Occupancy and equipment costs increased $833,000, or 74.4%, as a result of the lease-buyback transaction completed in the fourth quarter of 2024, which resulted in increased lease expense going forward. These were offset by a $241,000, or 3.8%, reduction in salaries and employee benefit, which decreased due to lower headcount, advertising expense, which decreased by $179,000, or 57.6%, and other non-interest expense, which decreased $183,000, or 24.4%.

Income tax expense increased $814,000, or 99.1%, to a benefit of $8,000 for the nine months ended September 30, 2025 from a $821,000 benefit for the nine months ended September 30, 2024. The decrease was due to an increase of $3.5 million in pre-tax income. Included in the net income for the nine months ended September 30, 2025 was a one-time death benefit of approximately $543,000 from a bank-owned life insurance policy, which was a non-taxable event and reduced the Company's effective tax rate for the period.

Balance Sheet Analysis

Total assets were $925.8 million at September 30, 2025, representing a decrease of $45.7 million, or 4.7%, from December 31, 2024.  Cash and cash equivalents decreased $21.0 million during the period primarily due to the paydown of borrowings. Net loans decreased $42.5 million, or 6.0%, due to $68.4 million in repayments, partially offset by new production of $24.0 million. This resulted in a $23.2 million decrease in the balance of residential loans, an $18.0 million decrease in construction loans and a decrease of $3.8 million of multi-family loans.  These decreases were offset by a $4.8 million increase in commercial real estate loans. Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods.  Securities available for sale increased $20.4 million or 14.6%, due to new purchases of mortgage-backed securities and corporate bonds. The Company also made a $2.5 million equity investment as part of a $10 million commitment to fund a limited partnership which invests in sale leaseback transactions.

Delinquent loans increased $7.5 million to $21.8 million, or 3.24% of total loans, at September 30, 2025, compared to $14.3 million at December 31, 2024. The increase was primarily due to one commercial real estate loan with a balance of $7.1 million, which is considered well-secured, accruing and in the process of collection. During the same timeframe, non-performing assets increased from $14.0 million at December 31, 2024 to $20.5 million, which represented 2.21% of total assets at September 30, 2025. No loans were charged off during the three or nine months ended September 30, 2025 or September 30, 2024. The Company’s allowance for credit losses related to loans was 0.38% of total loans and 12.42% of non-performing loans at September 30, 2025 compared to 0.37% of total loans and 18.77% of non-performing loans at December 31, 2024.  The Bank has limited exposure to commercial real estate loans secured by office space. At September 30, 2025, the Company did not hold any held-to-maturity securities at September 30, 2025 or at December 31, 2024.

Total liabilities decreased $49.1 million, or 5.9%, to $785.1 million mainly due to a $52.8 million decrease in borrowings. Total deposits increased $4.6 million, or 0.7%, to $646.8 million at September 30, 2025 from $642.2 million at December 31, 2024. The increase in deposits reflected an increase in certificate of deposit accounts, which increased by $9.3 million to $502.5 million from $493.3 million at December 31, 2024 and an increase in savings accounts which increased by $5.7 million from $46.9 million at December 31, 2024 to $52.6 million at September 30, 2025. These increases were offset by a decrease in NOW deposit accounts, which decreased by $3.4 million to $52.0 million from $55.4 million at December 31, 2024, a decrease in money market deposit accounts, which decreased by $3.6 million to $10.4 million from $14.0 million at December 31, 2024, and by a decrease in noninterest bearing demand accounts, which decreased by $3.4 million from $32.7 million at December 31, 2024 to $29.2 million at September 30, 2025. At September 30, 2025, brokered deposits were $112.9 million or 17.5% of deposits and municipal deposits were $33.5 million or 5.2% of deposits.  At September 30, 2025, uninsured deposits represented 9.2% of the Bank’s total deposits. Federal Home Loan Bank advances decreased $52.8 million, or 30.6%, due to paydown of existing borrowings.  Short-term borrowings increased $5.5 million, or 18.6%, to $35.0 million at September 30, 2025 from $29.5 million at December 31, 2024, while long-term borrowings decreased $58.3 million, or 40.8%, to $84.4 million at September 30, 2025 from $142.7 million at December 31, 2024.  Total borrowing capacity at the Federal Home Loan Bank is $234.1 million of which $119.4 million has been advanced.

Total stockholders’ equity increased $3.4 million to $140.7 million, primarily due to net income of $1.4 million and less unrealized losses related to available-for-sale securities of $1.7 million. At September 30, 2025, the Company’s ratio of average stockholders’ equity-to-total assets was 14.97%, compared to 13.99% at December 31, 2024.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

    This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, the impact of the current federal government shutdown, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology, either of which may impact our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

  BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	As of	As of
	September 30, 2025	December 31, 2024
Assets
Cash and due from banks	$9,705,521	$18,020,527
Interest-bearing deposits in other banks	21,543,280	34,211,681
Cash and cash equivalents	31,248,801	52,232,208
Securities available for sale, at fair value	160,747,239	140,307,447
Equity investments	2,500,000	—
Loans, net of allowance for credit losses of $2,540,950 and $2,620,949, respectively	669,230,985	711,716,236
Premises and equipment, net	4,478,581	4,727,302
Federal Home Loan Bank (FHLB) stock and other restricted securities	6,459,400	8,803,000
Accrued interest receivable	4,312,242	4,232,563
Core deposit intangibles	118,182	152,893
Bank-owned life insurance	31,551,134	31,859,604
Right of use asset	10,386,607	10,776,596
Other assets	4,780,696	6,682,035
Total Assets	$925,813,867	$971,489,884
Liabilities and Equity
Non-interest bearing deposits	$29,232,251	$32,681,963
Interest bearing deposits	617,520,794	609,506,079
Total deposits	646,753,045	642,188,042
FHLB advances-short term	35,000,000	29,500,000
FHLB advances-long term	84,412,883	142,673,182
Advance payments by borrowers for taxes and insurance	3,165,149	2,809,205
Lease liabilities	10,488,439	10,780,363
Other liabilities	5,300,974	6,249,932
Total liabilities	785,120,490	834,200,724

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 12,997,424 issued and outstanding at September 30, 2025 and 13,059,175 at December 31, 2024	129,974	130,592
Additional paid-in capital	55,367,268	55,269,962
Retained earnings	91,416,615	90,006,648
Unearned ESOP shares (362,929 shares at September 30, 2025 and 382,933 shares at December 31, 2024)	(4,294,691)	(4,520,594)
Accumulated other comprehensive loss	(1,925,789)	(3,597,448)
Total stockholders’ equity	140,693,377	137,289,160
Total liabilities and stockholders’ equity	$925,813,867	$971,489,884

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Interest income
Loans, including fees	$8,213,734	$8,381,581	$25,108,786	$24,888,377
Securities
Taxable	2,099,657	1,884,276	5,873,411	5,247,336
Tax-exempt	2,892	13,137	8,681	39,409
Other interest-earning assets	311,250	341,268	1,065,408	980,536
Total interest income	10,627,533	10,620,262	32,056,286	31,155,658
Interest expense
Deposits	5,624,968	6,160,547	16,911,430	18,384,323
FHLB advances	1,108,526	1,802,387	3,962,974	4,719,056
Total interest expense	6,733,494	7,962,934	20,874,404	23,103,379
Net interest income	3,894,039	2,657,328	11,181,882	8,052,279
Provision (recovery) for credit losses	(50,000)	—	(130,000)	70,000
Net interest income after (recovery) provision for credit losses	3,944,039	2,657,328	11,311,882	7,982,279
Non-interest income
Fees and service charges	59,703	56,610	175,277	164,400
Gain on sale of loans	—	11,710	37,830	11,710
Bank-owned life insurance	221,733	221,122	1,212,356	648,137
Other	39,902	37,943	116,957	105,420
Total non-interest income	321,338	327,385	1,542,420	929,667
Non-interest expense
Salaries and employee benefits	2,023,727	2,102,993	6,163,868	6,404,946
Occupancy and equipment	639,570	380,714	1,951,483	1,118,739
FDIC insurance assessment	98,438	106,313	308,958	313,626
Data processing	293,200	306,167	913,931	928,292
Advertising	10,350	85,750	131,850	310,950
Director fees	154,122	159,851	484,378	467,100
Professional fees	361,620	248,420	932,714	682,517
Other	156,897	214,686	564,914	747,598
Total non-interest expense	3,737,924	3,604,894	11,452,096	10,973,768
Income (loss) before income taxes	527,453	(620,181)	1,402,206	(2,061,822)
Income tax expense (benefit)	72,828	(253,221)	(7,761)	(821,403)
Net income (loss)	$454,625	$(366,960)	$1,409,967	$(1,240,419)
Earnings (loss) per Share - basic	$0.04	$(0.03)	$0.11	$(0.10)
Earnings (loss) per Share - diluted	$0.04	$(0.03)	$0.11	$(0.10)
Weighted average shares outstanding - basic	12,637,950	12,702,683	12,641,128	12,702,683
Weighted average shares outstanding - diluted	12,650,192	12,702,683	12,642,660	12,702,683

BOGOTA FINANCIAL CORP.
SELECTED RATIOS
(unaudited)

	At or For the Three Months		At or for the Nine Months
	Ended September 30,		Ended September 30,
	2025	2024	2025	2024
Performance Ratios (1):
Return (loss) on average assets (2)	0.05%	(0.15)%	0.15%	(0.17)%
Return (loss) on average equity (3)	0.33%	(1.07)%	1.02%	(1.21)%
Interest rate spread (4)	1.30%	0.66%	1.21%	0.68%
Net interest margin (5)	1.80%	1.15%	1.73%	1.18%
Efficiency ratio (6)	88.67%	120.78%	90.00%	122.18%
Average interest-earning assets to average interest-bearing liabilities	116.24%	114.30%	115.57%	114.62%
Net loans to deposits	103.48%	112.65%	103.48%	112.65%
Average equity to average assets (7)	15.08%	14.01%	15.02%	14.14%
Capital Ratios:
Tier 1 capital to average assets			15.46%	13.47%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.38%	0.39%
Allowance for credit losses as a percent of non-performing loans			12.42%	19.94%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			3.06%	1.94%
Non-performing assets as a percent of total assets			2.21%	1.41%

(1)	Certain performance ratios for the three and nine months ended September 30, 2025 and 2024 are annualized.
(2)	Represents net income (loss) divided by average total assets.
(3)	Represents net income (loss) divided by average stockholders’ equity.
(4)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2025 and 2024.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2025 and 2024.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at September 30, 2025 and December 31, 2024:

	September 30,	December 31,
	2025	2024
	(unaudited)
Real estate:
Residential First Mortgage	$449,596,294	$472,747,542
Commercial Real Estate	122,811,801	118,008,866
Multi-Family Real Estate	70,364,169	74,152,418
Construction	25,231,859	43,183,657
Commercial and Industrial	3,703,476	6,163,747
Consumer	64,336	80,955
Total loans	671,771,935	714,337,185
Allowance for credit losses	(2,540,950)	(2,620,949)
Net loans	$669,230,985	$711,716,236

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated:

	At September 30,			At December 31,
	2025			2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(unaudited)
Noninterest bearing demand accounts	$29,232,251	4.52%	—%	$32,681,963	5.09%	—%
NOW accounts	51,976,971	8.04%	2.59	55,378,051	8.62%	2.53
Money market accounts	10,412,286	1.61%	0.46	13,996,460	2.18%	0.58
Savings accounts	52,594,353	8.13%	2.04	46,851,793	7.30%	1.90
Certificates of deposit	502,537,184	77.70%	3.88	493,279,775	76.81%	4.37
Total	$646,753,045	100.00%	3.40%	$642,188,042	100.00%	3.42%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2025			2024
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:	(unaudited)
Cash and cash equivalents	$16,683	$179	4.27%	$10,195	$138	5.39%
Loans	682,956	8,214	4.77%	711,601	8,382	4.69%
Securities	153,945	2,103	5.46%	187,212	1,897	4.05%
Other interest-earning assets	6,460	132	8.16%	9,908	203	8.20%
Total interest-earning assets	860,044	10,628	4.91%	918,916	10,620	4.60%

Non-interest-earning assets	64,826			56,061
Total assets	$924,870			$974,977
Liabilities and equity:
NOW and money market accounts	$70,664	$434	2.44%	$65,767	$329	1.99%
Savings accounts	50,442	269	2.11%	44,029	205	1.85%
Certificates of deposit (1)	502,657	4,922	3.89%	497,251	5,626	4.50%
Total interest-bearing deposits	623,763	5,625	3.58%	607,047	6,160	4.04%

Federal Home Loan Bank advances (1)	116,135	1,109	3.79%	196,885	1,803	3.64%
Total interest-bearing liabilities	739,898	6,734	3.61%	803,932	7,963	3.94%
Non-interest-bearing deposits	29,427			31,679
Other non-interest-bearing liabilities	16,114			2,724
Total liabilities	785,439			838,335

Total equity	139,431			136,642
Total liabilities and equity	$924,870			$974,977
Net interest income		$3,894			$2,657
Interest rate spread (2)			1.30%			0.66%
Net interest margin (3)			1.80%			1.15%
Average interest-earning assets to average interest-bearing liabilities	116.24%			114.30%

1.
Cash flow and fair value hedges are used to manage interest rate risk. During the three months ended September 30, 2025 and 2024, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $205,000 and $498,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2025			2024
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$14,420	$550	5.09%	$9,072	$415	6.09%
Loans	695,200	25,109	4.82%	711,697	24,888	4.66%
Securities	146,820	5,882	5.34%	179,818	5,287	3.92%
Other interest-earning assets	7,277	515	9.44%	8,903	566	8.48%
Total interest-earning assets	863,717	32,056	4.95%	909,490	31,156	4.57%
Non-interest-earning assets	58,963			58,221
Total assets	$922,680			$967,711
Liabilities and equity:
NOW and money market accounts	$74,409	$1,338	2.40%	$67,628	$993	1.96%
Savings accounts	48,358	743	2.06%	43,824	608	1.85%
Certificates of deposit (1)	489,876	14,830	4.05%	510,494	16,784	4.39%
Total interest-bearing deposits	612,643	16,911	3.69%	621,946	18,385	3.95%
Federal Home Loan Bank advances (1)	134,689	3,963	3.93%	171,565	4,719	3.67%
Total interest-bearing liabilities	747,332	20,874	3.73%	793,511	23,104	3.89%
Non-interest-bearing deposits	31,413			31,225
Other non-interest-bearing liabilities	5,367			6,154
Total liabilities	784,112			830,890
Total equity	138,568			136,821
Total liabilities and equity	$922,680			$967,711
Net interest income		$11,182			$8,052
Interest rate spread (2)			1.21%			0.68%
Net interest margin (3)			1.73%			1.18%
Average interest-earning assets to average interest-bearing liabilities	115.57%			114.62%

1.
Cash flow hedges are used to manage interest rate risk. During the nine months ended September 30, 2025 and 2024, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $568,000 and $1.2 million, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2025			Nine Months Ended September 30, 2025
	Compared to			Compared to
	Three Months Ended September 30, 2024			Nine Months Ended September 30, 2024
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:	(unaudited)
Cash and cash equivalents	$204	$(163)	$41	$248	$(113)	$135
Loans receivable	(945)	777	(168)	(822)	1,043	221
Securities	(1,714)	1,920	206	(1,517)	2,112	595
Other interest earning assets	(70)	(1)	(71)	(137)	86	(51)
Total interest-earning assets	(2,525)	2,533	8	(2,228)	3,128	900

Interest expense:
NOW and money market accounts	26	79	105	106	239	345
Savings accounts	33	31	64	65	70	135
Certificates of deposit	398	(1,102)	(704)	(668)	(1,286)	(1,954)
Federal Home Loan Bank advances	(1,167)	473	(694)	(1,234)	478	(756)
Total interest-bearing liabilities	(710)	(519)	(1,229)	(1,731)	(499)	(2,230)
Net (decrease) increase in net interest income	$(1,815)	$3,052	$1,237	$(497)	$3,627	$3,130

Contacts
Kevin Pace – President & CEO, 201-862-0660 ext. 1110